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                                                               Exhibit 99(c)(18)


                                  AMENDMENT NUMBER 1
                                          TO
                                 EMPLOYMENT AGREEMENT


     THIS AMENDMENT dated as of the 19th day of January, 1999, by and between Audits & Surveys Worldwide, Inc., a Delaware corporation (the "Company"), and Joel S. Klein, an individual residing at [13 Maple Way, Armonk, New York 10504-2602] (the "Employee").

     WHEREAS, the Company and the Employee are parties to an Employment Agreement, dated as of October 1, 1997 (the "Agreement") and a Deferred Compensation Letter Agreement, dated June 28, 1993 (the "Deferred Compensation Agreement"); and

     WHEREAS, United Information Group Limited, an English limited company, United Information Acquisition Corp., a Delaware corporation ("United Acquisition") and the Company have entered into an Agreement and Plan of Merger, dated as of January 19, 1999, whereby United Acquisition shall, pursuant to a cash tender offer (the "Offer") by Acquisition for all of the outstanding shares of common stock, par value of $.01, of the Company, acquire (the "Acquisition") the Company upon such terms and conditions as are set forth therein.

     WHEREAS, in connection with and as a result of the Acquisition the Company and the Employee wish to amend the Agreement and the Deferred Compensation Agreement, as set forth herein.

     NOW THEREFORE, in consideration of the Acquisition and of the mutual covenants and agreements herein set forth, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound hereby, the Company and the Employee hereby agree as follows:

     Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to those terms in the Agreement.

1. AMENDMENT TO PARAGRAPH 3 OF THE AGREEMENT. Paragraph 3 of the Agreement shall be modified such that the duties of the Employee, on or after the date of this Amendment and for the balance of the Employment Term shall be as follows:
The Employee shall serve as the senior operations executive of the Company subject to the authority and direct supervision of the Board of Directors of the Company and the Chief Executive Officer of the Company and shall perform such duties for the Company, the Company's affiliates, subsidiaries, divisions and operating units as may be assigned to him from time to time by the Chief Executive Officer of the Company and as are consistent with the usual duties of an employee of his status. The Employee shall not be required to perform services at a location other than the current principal office of the Company; or a successor principal office established by the Company in New York County; provided, however, that the Employee may be required to travel consistent with his past practice.

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2.   AMENDMENT TO PARAGRAPH 7 OF THE AGREEMENT.  A new subparagraph 7(c) shall be added to the Agreement to read as follows: During the Employment Term, the Company shall in no way reduce the benefits or vacation (in quality, type, quantity, duration or otherwise) provided on the date hereof to the Employee.

3. AMENDMENT TO PARAGRAPH 11 OF THE AGREEMENT. Paragraph 11(b) of the Agreement shall be modified such that all references to "the Company" shall be replaced by "the Company, its subsidiaries or affiliates".

4. AMENDMENT TO PARAGRAPH 4 OF THE DEFERRED COMPENSATION AGREEMENT. The Employee agrees and acknowledges that on and as of the date of this Amendment the Employee has no rights and shall not, in connection with the Acquisition or thereafter, attempt to exercise any rights, under the terms of Paragraph 4 of the Deferred Compensation Agreement, which Paragraph 4 is on and as of the date of this Amendment invalid and of no force and effect.

5. EFFECTIVENESS. This Amendment shall become effective upon consummation of the acquisition by United Acquisition of in excess of 50% of the outstanding Common Stock of the Company pursuant to the Offer.

6. INTEGRATION. Except as set forth in Sections 1 through 5 above, the terms and conditions set forth in the Agreement and the Deferred Compensation Agreement shall remain in full force and effect and shall be incorporated herein by this reference.

     IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the date first above written.

                              AUDITS & SURVEYS WORLDWIDE, INC.


                              By: /s/ H. Arthur Bellows, Jr.
                                 ------------------------------------
                              Name: H. Arthur Bellows, Jr.
                              Title: President


                                        /s/ Joel S. Klein
                              ---------------------------------------
                              JOEL S. KLEIN